TIDAL ETF TRUST 485BPOS

Exhibit 99(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment #183 to the Registration Statement on Form N-1A of Tidal ETF Trust and to the use of our report dated April 27, 2023 on the financial statements and financial highlights of SoFi Select 500 ETF, SoFi Next 500 ETF, SoFi Social 50 ETF, SoFi Be Your Own Boss ETF (formerly, SoFi Gig Economy ETF), SoFi Weekly Income ETF, SoFi Weekly Dividend ETF SoFi Web 3 ETF and SoFi Smart Energy ETF (formerly, iClima Distributed Smart Energy ETF), each a series of Tidal ETF Trust. Such financial statements and financial highlights appear in the 2023 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

June 28, 2023